UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2016

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

404I-T Hadley Road
S. Plainfield, New Jersey 07080
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2016, Majesco Entertainment Company, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share at an offering price of $1.00 per share (the “Offering”), for gross proceeds of approximately $1.5 million before deducting placement agent fees and expenses. In addition, the Company is selling to purchasers of Shares in the Offering, warrants (the “Warrants”) to purchase 1,125,000 shares of its common stock (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on October 22, 2015 and declared effective on December 7, 2015 (File No. 333-207564) (the “Registration Statement”).

As of March 28, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $9,127,603, based on 11,947,474 shares of outstanding common stock, of which approximately 9,921,308 shares are held by non-affiliates, and a per share price of $0.92, based on the closing sale price of our common stock on March 28, 2016. There have been no other sales pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months immediately prior to the Offering.

Each Warrant is immediately exercisable for two years, but not thereafter, at an exercise price of $1.15 per share. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”).

The exercise price and number of Warrant Shares issuable upon the exercise of the Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the Warrants.

The closing of the Offering is expected to take place on or about April 19, 2016, subject to customary closing conditions.

The Company estimates that the net proceeds from the Offering will be approximately $1.4 million. The net proceeds received by the Company from the Offering will be used for working capital and general corporate purposes.

A copy of the form of Purchase Agreement is filed herewith as Exhibit 10.1, a copy of the form of Warrant is filed herewith as Exhibit 4.1 and a copy of the opinion of  Sichenzia Ross Friedman LLP is filed herewith as Exhibit 5.1, each of which is incorporated herein by reference.

In connection with the Offering, on April 13, 2016, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Chardan Capital Markets, LLC (the “Placement Agent”) pursuant to which the Placement Agent agreed to act as the Company’s placement agent for the Offering.

The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of all of the securities being offered in the Offering. The Placement Agent will be paid a cash fee equal to $75,000. A copy of the Placement Agent Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The foregoing summaries of the Offering, the Purchase Agreement, the Placement Agency Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are filed as exhibits to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell these Securities or a solicitation of an offer to buy these Securities, nor shall there be any sale of these Securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On April 14, 2016, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Warning Concerning Forward Looking Statements

This Current Report on Form 8-K (the “Report”) contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For example, this Report states that the Offering is expected to close on or about April 19, 2016. In fact, the closing of the Offering is subject to various conditions and contingencies as are customary in placement agency and subscription agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, the Offering may not close. For this reason, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

Item 8.01	Other Events.

On April 14, 2016, the Company issued a press release filed as Exhibit 99.1 to this Report and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Warrant issued to the purchasers in the Offering
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Including Consent)
10.1	Form of Securities Purchase Agreement entered into between the Company and the purchasers in the Offering dated April 13, 2016
10.2	Placement Agency Agreement dated April 13, 2016
99.1	Press Release issued April 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: April 14, 2016	/s/ John Stetson
John Stetson
Chief Financial Officer